Exhibit 99.1

Gibraltar Industries Appoints Frank Heard as

President and Chief Operating Officer

Seasoned Building Products Industry Executive Brings to Gibraltar More than 25 Years of

Strategic, Sales, Marketing and Operational Leadership Experience

Buffalo, NY, May 14, 2014 – Gibraltar Industries (NASDAQ: ROCK), a leading manufacturer and distributor of building products for residential, industrial and infrastructure markets, today announced the appointment of Frank Heard as President and Chief Operating Officer effective immediately.

Mr. Heard, age 55, joins Gibraltar with more than 25 years of experience in the building products industry. Most recently he was President, ITW Building Components Group, a division of Illinois Tool Works Inc., a Fortune 200 global diversified industrial manufacturer. As President of ITW Building Components Group he had global responsibility for the strategic direction and operational performance for 25 businesses in 18 country markets across a wide range of industry segments including residential & commercial construction, retail and component manufacturing.

“Frank Heard is a senior executive with strong cross-enterprise leadership skills and a proven record of success in the building products industry,” said Gibraltar Chairman and Chief Executive Officer Brian Lipke. “Frank’s previous experience with Illinois Tool Works’ construction products businesses and his metric driven operational focus will further help Gibraltar achieve its stated short and long term financial objectives. He also brings us a track record of financial success combined with new innovative technologies, diverse brand and channel skills, and a range of acquisition and divestiture experiences.

“I look forward to serving Gibraltar in this critical leadership position at this pivotal time in the company’s history,” said Heard. “After reinventing itself strategically and operationally Gibraltar is now positioned for accelerated profitable growth. I look forward to working with Gibraltar’s worldwide employee team to build on this momentum and deliver greater shareholder value in the years ahead.”

Mr. Heard has a background in Mechanical Engineering and a MBA from the Richard Ivey School of Business at The University of Western Ontario.

Mr. Heard will be based at the Gibraltar corporate office in Buffalo, New York

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and low-rise commercial building markets, as well as industrial and transportation infrastructure markets. The company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across North America and Europe. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Contact:

Kenneth Smith

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com